Exhibit 99.1

	Company Contact:	Anthony DiPippa
Executive Vice President and
Chief Financial Officer
Cache Inc.
(212) 575-3206
FINAL
	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FIRST QUARTER FISCAL 2014 RESULTS

New York, New York — May 12, 2014 — Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen week period (“first quarter”) ended March 29, 2014.

For the 13-week period ended March 29, 2014:

•                  Net sales were $47.4 million compared to $53.5 million in the first quarter of fiscal 2013.

•                  Comparable store sales decreased 8.9%, reflecting the difficult selling season with the decrease in mall traffic, adverse weather conditions and the shift of Easter to the second quarter.

•                  Operating loss totaled $10.7 million and included employee separation charges incurred of $134,000. This compares to an operating loss of $7.7 million in the first quarter of fiscal 2013 and included employee separation charges incurred of $1.5 million.

•                  Net loss totaled $10.8 million or $0.51 per share and included a $134,000 charge, or $0.01 per share, in employee separation charges. This compares to a net loss of $17.8 million, or $1.33 per share, in the first quarter of fiscal 2013 which included a $10.1 million charge, or $0.75 per share, related to an increase in the tax valuation allowance against net deferred tax assets as well as a $1.5 million charge, or $0.11 per share, in employee separation charges.

Jay Margolis, Chairman and Chief Executive Officer, commented, “We had a disappointing start to the year with strength across our dress assortments more than offset by too narrow of an assortment in key casual bottoms, and the  decision not to  move forward with certain casual and accessories offerings that were inconsistent with our brand positioning.  This, along with lower mall traffic throughout the quarter, store closings as a result of winter snowstorms and the later Easter holiday impacted our sales and profitability. While not yet evident in our bottom line, the quarter included progress toward our long term goals and we are applying key learnings from the first quarter to our go forward strategies. To this end, we were pleased with the response to our dress assortments in long, short, day and evening categories. At quarter end, dresses represented 55% of our total sales compared to 44% a year ago. On the process side, we reduced lead times to allow us to be more nimble and react faster to fashion trends.

“As we look ahead, we remain confident in our strategies and our ability to move our business forward in a positive direction,” Mr. Margolis, continued.  “In the second quarter, we have seen a favorable reaction to our prom offerings and while traffic continues to be challenging, the trend has improved. We are investing in denim and crop pants to satisfy our customer’s needs in these important casual categories and we are elevating our accessories assortment, which we believe represents a significant area for growth going forward.  On May 9, 2014, we initiated a rights offering that, if a substantial portion of our stockholders participate in the offering, is expected to enhance our financial position.”

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First Quarter Operating Results

Gross profit for the first quarter of fiscal 2014 was $13.0 million, or 27.3% of net sales, compared to $17.0 million, or 31.7% of net sales, in the first quarter of fiscal 2013. The decrease in gross profit margin was primarily due to the leverage impact of occupancy costs on reduced sales, as compared to the prior year.

In total, operating expenses were $23.6 million, or 49.8% of net sales, as compared to $24.7 million, or 46.1% of net sales, in the first quarter of fiscal 2013. The decrease in operating expenses was primarily due to a decrease in store operating expenses, partially offset by increases in general and administrative expense due to an increase in payroll and payroll related costs and a net increase in other miscellaneous items.

At March 29, 2014, cash totaled $806,000, as compared to $4.7 million in cash and certificates of deposit at March 30, 2013. Total inventory at cost was approximately the same as last year.

A table summarizing financial results follows:

	Thirteen Weeks Ended
		As Adjusted
	March 29,	March 30,
	2014	2013
	($ thousands, except for per share data)

Net sales	$47,404	$53,510
Operating loss	$(10,662)	$(7,731)
Net loss	$(10,807)	$(17,827)
Diluted loss per share	$(0.51)	$(1.33)

Basic and diluted weighted average shares outstanding	21,130,000	13,405,000
Number of stores open at end of period	242	249

The Company changed its method of accounting for finished goods inventory effective December 29, 2013 from the retail inventory method (“RIM”) to the lower of cost or market with cost being determined on the first-in, first-out basis.  The effect of this change on the net loss for the 13-week period March 30, 2013 was a reduction to the loss by $678,000. Refer to schedule on Change in Accounting Principle attached.

Store Openings and Closings

During the first quarter, the Company closed eight stores, ending the quarter with 242 stores in operation. During the balance of fiscal 2014, the Company expects to open approximately two new stores.  The Company has closed three stores since quarter end and continues to evaluate the performance of its store base regarding further openings and closings in the normal course of business.

Rights Offering

On May 9, 2014, the Company commenced a rights offering with the existing holders of its common stock. Upon completion of the rights offering, assuming the rights offering is fully subscribed, the Company

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expects to receive aggregate proceeds of approximately $15.0 million before expenses, subject to the reduction or cancellation by the Company in its sole discretion. The rights offering will be made through the Company’s distribution to its existing stockholders of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of the Company’s common stock at a subscription price of $2.00 per share. The record date for the distribution of the rights offering was May 8, 2014 and the expiration of the rights offering, as set forth in the final prospectus for the rights offering will be May 22, 2014, unless extended by the Company.

The Company intends to use the net proceeds of the rights offering for working capital.  However, the Company cannot assure any stockholders that the capital raised through the rights offering, if any, will be sufficient for this purpose.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its first quarter fiscal 2014 results today, May 12, 2014 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on May 12, 2014 and remain active until 11:59 p.m. ET on May 19, 2014.  The replay can be accessed by dialing (877) 870-5176 and entering replay pin number 13581931.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of apparel and accessories. Cache offers a boutique shopping experience for stylish and fashion-conscious women with a product line consisting of elegant evening wear, event and day dresses, casual sportswear and accessories, primarily sold under the Cache brand- everything to meet the events and lifestyle needs in a woman’s life. The Company currently operates 239 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the section of our Annual Report on Form 10-K filed with the SEC on March 25, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

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CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

		As adjusted	As adjusted
	March 29,	December 28,	March 30,
	2014	2013 (1)	2013 (1)

ASSETS

Current assets:
Cash and equivalents	$806,000	$4,513,000	$1,662,000
Certificates of deposit - restricted	—	—	3,000,000
Receivables, net	2,309,000	2,806,000	3,070,000
Inventories, net	26,815,000	24,941,000	26,712,000
Prepaid expenses and other current assets	1,920,000	1,272,000	2,131,000
Total current assets	31,850,000	33,532,000	36,575,000

Equipment and leasehold improvements, net	19,123,000	18,221,000	19,810,000
Intangible assets, net	102,000	102,000	102,000
Other assets	1,330,000	1,384,000	641,000

Total assets	$52,405,000	$53,239,000	$57,128,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank overdraft	$772,000	$—	$—
Notes payable - bank	11,600,000	—	—
Accounts payable	10,279,000	10,856,000	14,524,000
Accrued compensation	2,480,000	4,317,000	2,109,000
Accrued liabilities	11,290,000	11,197,000	10,100,000
Total current liabilities	36,421,000	26,370,000	26,733,000

Other liabilities	8,343,000	8,818,000	9,869,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock, par value $.01; authorized, 40,000,000 shares; issued 25,310,646, 25,220,092 and 17,062,565	253,000	252,000	171,000
Additional paid-in capital	61,226,000	60,830,000	48,907,000
Retained earnings (accumulated deficit)	(14,043,000)	(3,236,000)	11,243,000
Treasury stock, 3,682,199, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	7,641,000	18,051,000	20,526,000

Total liabilities and stockholders’ equity	$52,405,000	$53,239,000	$57,128,000

(1) See attached Change in Accounting Principle schedule

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

		As adjusted
	13 Weeks Ended	13 Weeks Ended
	March 29,	March 30,
	2014	2013 (1)

Net sales	$47,404,000	$53,510,000

Cost of sales, including buying and occupancy	34,472,000	36,559,000

Gross profit	12,932,000	16,951,000

Expenses
Store operating expenses	18,071,000	18,503,000
General and administrative expenses	5,389,000	4,681,000
Employee separation charges	134,000	1,498,000
Total expenses	23,594,000	24,682,000

Operating loss	(10,662,000)	(7,731,000)

Other income (expense):
Amortization of deferred financing cost	(54,000)	—
Interest income	1,000	8,000
Interest expense	(42,000)	—

Loss before income taxes	(10,757,000)	(7,723,000)

Income tax provision	50,000	10,104,000

Net loss	$(10,807,000)	$(17,827,000)

Basic loss per share	$(0.51)	$(1.33)

Diluted loss per share	$(0.51)	$(1.33)

Basic weighted average shares outstanding	21,130,000	13,405,000

Diluted weighted average shares outstanding	21,130,000	13,405,000

(1) See attached Change in Accounting Principle schedule

Change in Accounting Principle

Effective December 29, 2013, the Company elected to change its method of accounting for its retail finished goods inventory from the retail inventory method (“RIM”) to the lower of cost or market, with cost being determined on the first-in, first-out method. The RIM method does not track the valuation of inventory and the cost of goods sold at the individual item level, but instead calculates the valuation of inventory and cost of goods sold by applying a calculated cost to retail relationship to the value of retail inventories and cost of goods sold. The Company believes the method of tracking cost at the individual item level is a preferable method as it matches the actual merchandise costs with the respective revenues. The cumulative effect of this accounting change as of December 30, 2012 was decreases of $737,000 in inventories, $123,000 in deferred tax assets and $860,000 in retained earnings.  The effect of this accounting change on the Company’s financial statements as of December 28, 2013 and March 30, 2013 and for the 13-week period ended March 30, 2013 are presented below.

	As reported		As adjusted	As reported		As adjusted
	December 28,		December 28,	March 30,		March 30,
	2013	Adjustments	2013	2013	Adjustments	2013
Condensed Consolidated Balance Sheets
Inventories, net	$23,673,000	$1,268,000	$24,941,000	$26,894,000	$(182,000)	$26,712,000
Retained earnings (accumulated deficit)	(4,504,000)	1,268,000	(3,236,000)	11,425,000	(182,000)	11,243,000

	As reported		As adjusted
	March 30,		March 30,
	2013	Adjustments	2013
Condensed Consolidated Statement of Operations
Cost of sales, including buying and occupancy	$37,114,000	$(555,000)	$36,559,000
Loss before income taxes	(8,278,000)	555,000	(7,723,000)
Income tax provision	10,227,000	(123,000)	10,104,000
Net loss	(18,505,000)	678,000	(17,827,000)
Basic loss per share	(1.38)		(1.33)
Diluted loss per share	(1.38)		(1.33)